November 24, 2008

Mr. Rufus Decker
Accounting Branch Chief
Division of Corporation Finance
Securities and Exchange Commission
Mail Stop 7010
Washington, DC  20549-7010

RE:     CTD Holdings, Inc.
        Form 10-KSB for the fiscal year ended December 31, 2007
        File No.  000-24930

Dear Mr. Decker:

     As to the comment letters dated September 3, 2008, and November 15, 2008, this will acknowledge the following:

- The CTD Holdings, Inc. (the "Company") is responsible for the adequacy and accuracy of the disclosure in its filings;

- Staff comments and changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

- The Company may not assert staff comments as defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                                      Sincerely,
                                                      CTD HOLDINGS, INC.

                                                      /s/C.E. Rick Strattan
                                                      ----------------------
                                                      By: C.E. Rick Strattan
                                                          C.E.O., President